                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential,
                                              for Use of the Commission Only
/X/ Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CIGNA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            CIGNA CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                         [CIGNA LOGO]

                                                         CIGNA Corporation
                                                         One Liberty Place
                                                         1650 Market Street
                                                         Philadelphia, PA
                                                         19192-1550
                                                         March 19, 1996

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of CIGNA Corporation:

     The Annual Meeting of Shareholders of CIGNA Corporation will be held at The Conference Center at Eagle Lodge, Ridge Pike & Manor Road, Lafayette Hill, Pennsylvania on Wednesday, April 24, 1996, at 10:00 a.m. local time, for the following purposes:

     1. to elect four Directors for terms to expire in 1999;

     2. to ratify the appointment of independent accountants for 1996; and

     3. to transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 1, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Directions to The Conference Center at Eagle Lodge are provided on the back cover of the attached Proxy Statement.

                                          Sincerely,

                                          /s/ WILSON H. TAYLOR

                                          WILSON H. TAYLOR
                                          Chairman and Chief
                                          Executive Officer

By order of the Directors

/s/ CAROL J. WARD

CAROL J. WARD, Corporate Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                               CIGNA CORPORATION
                               ONE LIBERTY PLACE
                               1650 MARKET STREET
                          PHILADELPHIA, PA 19192-1550

                                PROXY STATEMENT

                               TABLE OF CONTENTS

General Information.....................................................................     1
Ownership of CIGNA Corporation Common Stock
          by Directors and Executive Officers...........................................     2
          by Certain Beneficial Owners..................................................     4
Item 1. Election of Directors...........................................................     4
          Nominees for Election.........................................................     5
          Incumbent Directors to Continue in Office.....................................     5
          Board of Directors and Committees.............................................     7
          Compensation of Directors.....................................................     8
          Certain Transactions..........................................................     9
Item 2. Ratification of Appointment of Independent Accountants..........................    10
Item 3. Other Matters...................................................................    10
Vote Required...........................................................................    10
Executive Compensation..................................................................    11
Performance Graph.......................................................................    19
Compliance With Section 16(a) of the Securities Exchange Act............................    19
Additional Information..................................................................    19
1997 Annual Meeting.....................................................................    20

                              GENERAL INFORMATION

     This Proxy Statement and the enclosed proxy card, which are first being sent to Shareholders with the 1995 Annual Report on or about March 19, 1996, relate to the Annual Meeting of Shareholders of CIGNA Corporation (the "Corporation" or "CIGNA") to be held at The Conference Center at Eagle Lodge, Lafayette Hill, Pennsylvania, on Wednesday, April 24, 1996 at 10:00 a.m. local time (the "Annual Meeting"). The Board of Directors of the Corporation (the "Board") is soliciting your proxy for use at the Annual Meeting and at any adjournment thereof by asking you to sign, date, and return the enclosed proxy card in the envelope provided.

     Shares represented at the Annual Meeting or any adjournment thereof by valid proxies received pursuant to this solicitation will be voted in accordance with each Shareholder's instructions. If the proxy card is signed and returned without specific instructions, the shares will be voted as recommended by the Board. A Shareholder may revoke a proxy at any time before its use by giving written notice of revocation to the Corporate Secretary, by submitting a subsequent proxy or by voting in person at the meeting.

     It is the Corporation's policy that all voted proxies be handled in a manner which protects those Shareholders who request voting privacy, and that neither the identity of such Shareholder nor such Shareholder's votes will be disclosed except: as necessary to meet any legal requirements; in limited circumstances such as a contested election to the Board; to permit the independent inspectors of election ("the Inspectors") to tabulate and certify the vote; and to respond to Shareholders who have written comments on their proxy cards. On an ongoing basis, the Inspectors will apprise the Corporation of the total number of shares voted for, voted against or abstaining from voting on each proposal and may tell the Corporation whether or not a particular account has voted. The Inspectors may tell the Corporation how each account not instructing confidentiality has voted. Except pursuant to one of the exceptions described above, the Inspectors may not tell the Corporation how any account instructing confidentiality has voted. Following the Annual Meeting, the Inspectors will retain all proxy cards.

     As of March 1, 1996, 76,458,246 shares of CIGNA Common Stock ("Common Stock") were outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for every share of Common Stock registered in that person's name on the books of the Corporation at the close of business on March 1, 1996.

     Each share of Common Stock includes a right to acquire Junior Participating Preferred Stock, Series D.

                  OWNERSHIP OF CIGNA CORPORATION COMMON STOCK
                      BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the beneficial ownership as of March 1, 1996, of Common Stock, including shares as to which a right to acquire ownership exists (e.g., stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 by each Director, by the Chief Executive Officer and the four other Executive Officers named in the table, and by all such persons and other Executive Officers (within the meaning of Rule 3b-7) as a group. In addition to Common Stock ownership, the following table also shows Equivalents held as of March 1, 1996, by non-employee Directors under CIGNA's Deferred Compensation Plan for Directors, and by Executive Officers under the Deferred Compensation Plan of CIGNA Corporation, as described in footnote (9) to the table.

                          NAME                            SHARES OF COMMON(1)           EQUIVALENTS(9)
--------------------------------------------------------  -------------------           --------------
Directors
Robert P. Bauman........................................         2,996(2)                  3,773
Robert H. Campbell......................................         1,687(2)                    357
Alfred C. DeCrane, Jr...................................         2,516(2)                  4,973
James F. English, Jr....................................         3,500(2)                  1,843
Bernard M. Fox..........................................         1,552(2)                    290
Frank S. Jones..........................................         1,500(2)                  2,152
Gerald D. Laubach.......................................         1,650(2)                    869
Marilyn W. Lewis........................................         1,867(2)                      0
Paul F. Oreffice........................................         3,816(2)                    429
Charles R. Shoemate.....................................         3,601(2)                      0
Louis W. Sullivan, M.D..................................         2,029(2)                      0
Wilson H. Taylor........................................       166,635(3),(4)             19,094
Carol Cox Wait..........................................         1,510(2)                    131
Ezra K. Zilkha..........................................        57,888(2),(5)                  0
Named Executive Officers
James G. Stewart........................................        86,449(3),(4)              8,579
Gerald A. Isom..........................................        65,957(3),(4)                  0
Donald M. Levinson......................................        51,142(3),(4)              4,951
H. Edward Hanway........................................        40,795(3),(4)              2,942
Directors and all Executive Officers as a group (26
  persons)..............................................       688,011(6),(7),(8)         54,585

---------------
(1) The percentage of shares beneficially owned by any Director or Nominee, or by all Directors and Executive Officers as a group, does not exceed 1% of the outstanding shares of Common Stock.

(2) Includes 1,500 shares of restricted Common Stock awarded pursuant to the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation.

(3) Includes shares which may be acquired within 60 days upon the exercise of outstanding stock options, as follows: Mr. Taylor -- 95,341, Mr.
    Stewart -- 54,598, Mr. Isom -- 46,953, Mr. Levinson -- 33,602, and

    Mr. Hanway -- 30,404. Does not include shares subject to options which become exercisable more than 60 days after March 1, 1996.

(4) Includes shares of restricted Common Stock awarded pursuant to the Executive Stock Incentive Plan and CIGNA Corporation Stock Plan, the restrictions on which had not lapsed as of March 1, 1996, as follows: Mr. Taylor -- 15,555, Mr. Stewart -- 8,055, Mr. Isom -- 4,030, Mr. Levinson -- 5,000, and Mr. Hanway -- 4,980.

(5) Includes 6,139 shares of Common Stock held by his spouse, of which shares Mr. Zilkha disclaims beneficial ownership.

(6) As of March 1, 1996, the CIGNA Pension Plan (the "Pension Plan") held a total of 97,500 shares, or approximately 0.13%, of the then-issued and outstanding Common Stock. The shares held by the Pension Plan are voted in accordance with the instructions of an advisory committee consisting of members of CIGNA's management.

(7) As of March 1, 1996, the CIGNA Stock Fund (the "Stock Fund") of the Corporation's Savings and Investment Plus Plan (the "Savings Plan") held a total of 806,906 shares of Common Stock, or approximately 1.06% of the then-issued and outstanding Common Stock. Because one Executive Officer has invested a portion of his Savings Plan account in the Stock Fund, approximately 469 shares are attributable to his account and are included in the shares shown above as beneficially owned by him. All shares in the Stock Fund are owned by the Savings Plan Trustee; however, each Stock Fund participant has pass-through voting rights for the number of shares equivalent to the participant's interest in the Stock Fund. If participants do not exercise their voting rights, the Savings Plan Trustee votes the shares in accordance with the instructions of an advisory committee consisting of members of CIGNA's management.

(8) The Directors and Executive Officers as a group have sole voting and investment power over all the shares of Common Stock they own beneficially, except shares held in trust for immediate family members, or as described elsewhere in these notes. Shares beneficially owned by Directors and Executive Officers include 393,621 shares of Common Stock which may be acquired within 60 days upon exercise of stock options and 75,380 shares which are restricted as to disposition.

(9) As of March 1, 1996, Directors held 14,817 Common Stock equivalent units ("Equivalents") under CIGNA's Deferred Compensation Plan for Directors, and Executive Officers held 39,768 Equivalents under the Deferred Compensation Plan of CIGNA Corporation. Deferred compensation that otherwise would be paid in shares of Common Stock is hypothetically invested in an equal number of Equivalents. An amount equal to cash dividends that would have been paid on Common Stock is deemed to have been paid on such Equivalents and deemed to be invested as if it were deferred cash compensation. Equivalents track the economic performance of Common Stock, but carry no voting rights. Deferred compensation is payable at a future date or dates selected by each participant prior to deferral. For Executive Officers (including Mr. Taylor), Equivalents may be paid out in shares of Common Stock at such date(s) or, upon demonstration of financial hardship or payment of a withdrawal penalty, before such date(s).

                         OWNERSHIP OF CIGNA CORPORATION
                   COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

     The Corporation has no information that any person or concern beneficially owns more than five percent of its outstanding Common Stock except as reported on two Schedules 13G (reporting December 31, 1995 ownership) filed pursuant to the Securities Exchange Act of 1934 and received by the Corporation during February 1996. The following table and footnotes are prepared in reliance upon such filings:

                                                             AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP      PERCENT OF
                                                            REPORTED ON SCHEDULES      CLASS AS OF
          NAME AND ADDRESS OF BENEFICIAL OWNER                13G AS OF 12/31/95        12/31/95
---------------------------------------------------------  ------------------------    -----------
FMR Corp. (Fidelity Investments) ("Fidelity")                     5,845,823(1)             7.66%
  82 Devonshire Street
  Boston, MA 02109
Sanford C. Bernstein & Co., Inc. ("Bernstein")                    5,402,831(2)             7.08%
  One State Street Plaza
  New York, NY 10004

---------------
(1) Fidelity reported that as of December 31, 1995 it held these shares for the accounts of discretionary clients who have the right to receive dividends on these shares and any proceeds from the sale of these shares. Fidelity also reported sole voting power as to 130,639, and sole dispositive power as to all, of these shares.

(2) Bernstein reported that as of December 31, 1995 it held these shares for the accounts of discretionary clients who have the right to receive dividends on these shares and any proceeds from the sale of these shares. Bernstein also reported sole voting power as to 2,690,715, and sole dispositive power as to all, of these shares.

     In their Schedules 13G, Fidelity and Bernstein represented that the shares reported were acquired in the ordinary course of business, and that they were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Corporation.

                         ITEM 1.  ELECTION OF DIRECTORS

     The Board is divided into three classes of Directors. The By-laws of the Corporation provide that at each annual election Directors shall be chosen by class for a term of three years, or for such shorter term as the Shareholders may specify to preserve, as evenly as practicable, the division of Directors into classes. Pursuant to the By-laws, the Board has set four as the number of Directors to be elected at the Annual Meeting for terms expiring in April 1999 or, in each case, until their respective successors shall have been elected and qualified.

     The Board recommends election of the four incumbent Nominees identified below for terms to expire in 1999. All of the incumbent Nominees' current terms will expire on the date of the 1996 Annual Meeting. The Board knows of no reason why any Nominee will be unavailable or unable to serve. If any Nominee should become unavailable or unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any.

     The Board has set 70 years as the retirement age for non-employee Directors and for any Director serving as the Chief Executive Officer of the Corporation. Pursuant to this policy, incumbent Directors Ezra Zilkha and Gerald Laubach will retire as of the 1996 Annual Meeting. Also, it is anticipated that Mr. James F. English, Jr., who will attain the age of 70 in February 1997, will retire effective at the 1997 Annual Meeting after serving one year of his three-year term. Each non-employee Director is required to submit a resignation for the Board's consideration upon discontinuing the principal position or identification which prevailed at the time of such Director's most recent election to the Board.

     Set forth below is information about each Nominee and continuing Director, including business history for at least five years, age as of the date of this Proxy Statement, other directorships held and period of service as a Director of the Corporation or a predecessor company, including Connecticut General Corporation

("CGC"), Connecticut General Life Insurance Company ("CG Life"), INA Corporation ("INA") and Insurance Company of North America ("ICNA").

             NOMINEES FOR ELECTION FOR TERMS EXPIRING IN APRIL 1999

JAMES F. ENGLISH, JR., 69                                    Director since 1962

     President Emeritus of Trinity College (educational institution). Mr. English was President of Trinity College from 1981 until 1989 and Vice President for Finance and Planning from 1977 to 1981. Before that he had twenty-six years of service with CBT Corporation and its affiliates. Mr. English also serves as a Director of Connecticut Natural Gas Corporation and five of Fleet Financial Group, Inc.'s bank subsidiaries in Connecticut, Massachusetts and Rhode Island. Pursuant to the retirement policy adopted by the Board of Directors, Mr. English will tender his resignation prior to CIGNA's 1997 Annual Meeting of Shareholders to be effective as of the date of that meeting.

BERNARD M. FOX, 53                                           Director since 1994

     Chairman, President and Chief Executive Officer of Northeast Utilities (investor-owned electric utility) since 1993, and a Director and CEO of its principal subsidiaries. Mr. Fox was elected Executive Vice President and Chief Operating and Financial Officer in 1986; he became President and Chief Operating and Financial Officer in 1987, and relinquished the position of Chief Financial Officer in 1990. Mr. Fox also serves as Chairman, President and Chief Executive Officer of Connecticut Yankee Atomic Power Company, and as a Director of Fleet Financial Group, Inc. and The Dexter Corporation.

MARILYN W. LEWIS, 52                                         Director since 1993

     Chairman of American Water Works Company, Inc. (water utility holding company) since 1988 and a Director since 1982. Prior to her election as Chairman, Ms. Lewis served for four years as Vice Chairman. From 1987 until January 1992, Ms. Lewis served as President of KLS Educational Systems, Inc. (an educational consulting firm). She is also a Director of Penn Fuel Gas, Inc. and South Jersey Industries, Inc.

CAROL COX WAIT, 53                                     Director since April 1995

     Director, President and Chief Executive Officer of Committee for a Responsible Federal Budget (a non-profit educational organization) since 1981. Ms. Wait is also President of Carol Cox and Associates, a Washington, D.C. consulting firm. Ms. Wait is President of The International Women's Forum.

                   INCUMBENT DIRECTORS TO CONTINUE IN OFFICE
                        FOR TERMS EXPIRING IN APRIL 1998

ROBERT P. BAUMAN, 64                                         Director since 1990

     Non-Executive Chairman of British Aerospace plc (manufacturer of aerospace and other defense systems and commercial aircraft) since May 1994. From 1989 until May 1994, Mr. Bauman served as a Director and Chief Executive of SmithKline Beecham plc (manufacturer of pharmaceuticals and healthcare products). Mr. Bauman was Chairman of the Board and Chief Executive Officer of Beecham Group plc from 1986 to 1989, and was Vice Chairman of Textron, Inc. (aerospace technology, commercial products and financial services) from 1985 to 1986. He is a Director of Reuters Holdings plc, Russell Reynolds Associates, Inc. and Union Pacific Corporation and a member of Booz-Allen & Hamilton, Inc.'s advisory board.

ROBERT H. CAMPBELL, 58                                       Director since 1992

     Chairman, Chief Executive Officer and President of Sun Company, Inc. (domestic refining and branded marketing of petroleum products) since 1992. Mr. Campbell was elected a Director and an Executive Vice President of Sun Company, Inc. in 1988. He became Group Vice President, Refining and Marketing, and

President of Sun Company's domestic refining and marketing subsidiary in 1983, having previously served in various capacities at Sun since 1960.

CHARLES R. SHOEMATE, 56                                      Director since 1991

     Chairman, President, and Chief Executive Officer of CPC International Inc. (consumer foods) since 1990. Mr. Shoemate has served as a Director of CPC International since 1988. Prior to his election as President in 1988, Mr. Shoemate served as Vice President of CPC International and President of the Corn Refining Division. Mr. Shoemate joined CPC International in 1962 and progressed through a variety of positions in manufacturing, finance, and business management. Mr. Shoemate also serves as a Director of International Paper Co.

LOUIS W. SULLIVAN, M.D., 62                                  Director since 1993

     President, Morehouse School of Medicine (educational institution). Dr. Sullivan became the first President of Morehouse School of Medicine in 1981 when it became independent from Morehouse College, and has held that position since 1981 except for March 1989 to January 1993, when he served as Secretary of Health and Human Services of the United States. Dr. Sullivan is a Director of Bristol-Myers Squibb Company, Equifax Inc., Endo Vascular Instruments Inc., General Motors Corporation, Georgia Pacific Company, Household International Inc., and Minnesota Mining & Manufacturing Co.

                   INCUMBENT DIRECTORS TO CONTINUE IN OFFICE
                        FOR TERMS EXPIRING IN APRIL 1997

ALFRED C. DECRANE, JR., 64                                   Director since 1980

     Chairman of the Board since January 1987 and Chief Executive Officer since April 1993 of Texaco Inc. (integrated oil, gas and chemical manufacturer), having served Texaco Inc. as a Director since 1977, and as its President from 1983 through 1986. Between 1970 and 1983, Mr. DeCrane served Texaco Inc. in various other positions. He also serves as a Director of CPC International Inc. and Dean Witter, Discover & Co.

FRANK S. JONES, 67                                           Director since 1975

     Ford Professor Emeritus of Urban Affairs, Massachusetts Institute of Technology (educational institution); Ford Professor of Urban Affairs from 1970 to 1992. Professor Jones also serves as a Director of Polaroid Corporation and Scientific Games Holdings Corporation.

PAUL F. OREFFICE, 68                                         Director since 1979

     Retired Chairman of the Board of The Dow Chemical Company (manufacturer of chemicals, metals, plastics and other products). Mr. Oreffice served as Chairman of the Board of Dow Chemical from 1986 through 1992, as President and Chief Executive Officer from 1978 to 1987, and as a Director from 1971 through 1992. Mr. Oreffice also serves as a Director of The Coca-Cola Company and Northern Telecom, Ltd.; as Chairman of Fairfield Homes of Arizona, Inc.; as a member of the International Advisory Board of Marsh & McLennan; and as a consultant to the Chairman of Smith Barney.

WILSON H. TAYLOR, 52                                         Director since 1988

     Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Taylor has served as Chairman of the Board since November 1989, as Chief Executive Officer since November 1988, and as President since May 1988. Between 1964 and 1988, he held various positions with the Corporation and its predecessor and subsidiary companies.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board held nine meetings during 1995. All of the incumbent Directors attended at least 88% of the total number of meetings of the Board and committees on which they served.

     The Board has seven standing committees:

EXECUTIVE COMMITTEE

     Wilson H. Taylor (Chairman), Robert H. Campbell, Alfred C. DeCrane, Jr. and Gerald D. Laubach are members of the Executive Committee, which did not meet during 1995. The function of the Committee is to exercise the authority of the Board of Directors in the management of the business of the Corporation between regular meetings of the Board.

AUDIT COMMITTEE

     The members of the Audit Committee are James F. English, Jr. (Chairman), Robert H. Campbell, Bernard M. Fox, Frank S. Jones and Marilyn W. Lewis. The Audit Committee met five times in 1995. The Committee's responsibilities include: reviewing and reporting to the Board on the appropriateness of the Corporation's accounting policies, the adequacy of its financial controls and the reliability of the Corporation's financial information reported to the public; recommending independent accountants for appointment by the Board; reviewing and approving audit plans; reviewing and advising the Board concerning the work of internal auditors and independent accountants; reviewing and approving the Corporation's Annual Report on Form 10-K; and reviewing and advising the Board with respect to the Corporation's special exposures.

COMMITTEE ON DIRECTORS

     Robert P. Bauman, (Chairman), Alfred C. DeCrane, Jr., Gerald D. Laubach and Charles R. Shoemate are members of the Committee on Directors, which held two meetings in 1995. The Committee reviews, reports to the Board and makes recommendations, as appropriate, with respect to the structure, membership, organization, effectiveness, performance and compensation of the Board. It also makes recommendations to the Board concerning nominations of persons for election to the Board to be made by or at the direction of the Board. The Committee considers suggestions from Shareholders and other sources as to possible nominees. Such suggestions should be submitted to the Corporate Secretary not later than November 19, 1996 for the Committee's consideration in advance of the 1997 Annual Meeting.

FINANCE COMMITTEE

     The members of the Finance Committee are Paul F. Oreffice (Chairman), Bernard M. Fox, Gerald D. Laubach, Carol Cox Wait and Ezra K. Zilkha. The Committee held three meetings in 1995. The Committee reviews, advises and reports to the Board on the management of the Corporation's financial resources, and on the Corporation's annual capital plan and budget, Shareholder dividends and capital position. It also acts upon proposed capital commitments of such amounts as are established by the Board.

INVESTMENT COMMITTEE

     Ezra K. Zilkha (Chairman), James F. English, Jr., Frank S. Jones, Charles
R. Shoemate and Carol Cox Wait are members of the Investment Committee, which held six meetings in 1995. The Committee reviews and reports to the Board on the management of and has the authority to approve, or provide for approval through delegation to management or investment advisors or both, the investments of the Corporation, its subsidiaries, and investment advisory clients, as well as investments for syndication. The Committee also approves and monitors the implementation of applicable investment policies and guidelines.

PEOPLE RESOURCES COMMITTEE

     The members of the People Resources Committee are Alfred C. DeCrane, Jr. (Chairman), Robert P. Bauman, Paul F. Oreffice and Louis W. Sullivan, M.D. The Committee held six meetings in 1995. The

Committee reviews and reports to the Board on the management of the Corporation's human resources, including personnel policies and policy controls, the development of people, and compensation and benefit programs and plans. It reviews and approves, subject to Board ratification, executive compensation plans and targets and payouts thereunder, any compensation plans which involve the issuance of equity securities of the Corporation, and as required by law, adoption of and changes to qualified benefit plans. It sets the compensation of the CEO, subject to Board ratification, approves the compensation of other senior executives, and makes stock-related awards. The Committee also reviews succession plans for the Corporation's principal Executive Officers.

PUBLIC ISSUES COMMITTEE

     The members of the Public Issues Committee are Gerald D. Laubach (Chairman), Robert H. Campbell, Marilyn W. Lewis and Louis W. Sullivan, M.D. The Committee held three meetings in 1995. The Committee oversees the Corporation's positions on significant issues in community affairs, government relations, corporate public affairs and other matters of public interest. The Committee also approves the Corporation's contributions policy and budget. In addition, the Committee approves policies and procedures governing the voting on socio-political proposals received by the Corporation and its subsidiaries as shareholders of other companies.

                           COMPENSATION OF DIRECTORS

     Each non-employee Director receives an annual retainer of $30,000 for service on the Board, $12,000 of which is either paid in shares of Common Stock or deferred into Equivalents as described in footnote (9) on page 3 and ultimately paid in cash. The Chairman of each standing committee (except the Executive Committee) receives an additional $7,500 annual retainer, except for the Chairman of the Investment Committee, who receives an annual retainer of $17,500. Non-employee Committee members, but not the Chairmen, receive an additional $2,500 annual retainer for service on each standing Committee (except the Executive Committee), and are also paid $1,250 for each Board meeting and each Committee meeting attended.

     In addition to the $12,000 which is either paid in shares of Common Stock or deferred, Directors may elect to receive payment of retainers and meeting fees in cash or in shares of Common Stock, or partially in cash and partially in shares of Common Stock, and may also elect to defer all or part of their compensation under CIGNA's Deferred Compensation Plan for Directors. Currently, deferred cash compensation is credited at the same rate of return paid on participant contributions to the Fixed Income Fund, the Fidelity Advisor Growth Opportunities Fund or the Stock Market Index Fund of the Savings Plan. Compensation deferred into Equivalents is invested as described in footnote (9) on page 3.

     Non-employee Directors are eligible to participate in the financial planning services available to CIGNA executives, in life insurance, medical/dental care, and property/casualty personal lines insurance programs and matching gift programs similar to those available to CIGNA employees. Non-employee Directors also receive travel accident coverage of $100,000. Directors who elected to do so prior to December 20, 1982 participate in a life insurance program which was available to CGC employees prior to the combination of CGC and INA.

     Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation, which was approved by the Shareholders in 1989, each non-employee Director who has served for at least six months and was not an officer or employee of the Corporation or any of its subsidiaries during the ten preceding years receives a one-time grant of 1,500 shares of Common Stock. The shares are subject to transfer restrictions until the later of 1) six months after the date of grant or 2) the date on which service as a Director of the Corporation terminates due to death, disability, retirement or a change of control. The shares are forfeited if the Director's service terminates for any other reason, except as may be otherwise provided by a majority of the other members of the Board. If one of the termination of service conditions has been met, the former Director or his or her estate receives all such shares of Common Stock without restriction. During the restricted period, stock certificates are held in custody by the Corporation. However, commencing on the date of grant, the Director has other rights and privileges of a Shareholder as to such Common Stock, including the right to receive dividends and to vote the shares.

     Directors are covered by a Directors' Retirement and Consulting Plan ("Retirement and Consulting Plan"). The Retirement and Consulting Plan provides Directors who retire at age 60 or older with at least five years of service annual payments equal to the annual retainer in effect at the time of the Director's retirement. Payment is conditioned on the Director's not competing with CIGNA and being available to provide consulting services. A Director who retires at the mandatory retirement age, currently age 70, will receive such payments for the remainder of the Director's lifetime. A Director who retires prior to the mandatory retirement age will receive such payments for a period equal to the number of months such Director served as a Director of CIGNA or a predecessor company, or such Director may request the Committee on Directors' approval to receive such payments in a lump sum equal to the discounted value of such payments. In all cases, payments will be reduced by any other pension or retirement benefits on account of service as a Director or employee of CIGNA or a predecessor company.

     In the ordinary course of business, CIGNA Corporation paid Carol Cox and Associates, of which Ms. Wait is the principal, $4,000 in consulting fees in 1995. This consulting arrangement terminated upon Ms. Wait's election to the Board.

                              CERTAIN TRANSACTIONS

     Management believes that all of the transactions described under this caption were in the ordinary course of business and on terms as favorable to the Corporation as if the transactions had involved unaffiliated persons or organizations. It is expected that transactions, service arrangements, and relationships similar to those described here will also occur in varying amounts during 1996.

     Various CIGNA companies: provided a variety of insurance coverages, health care services, pension contracts, and related products and services to; purchased products and services from; and engaged in other transactions with corporations (or their subsidiaries) of which CIGNA Directors were executive officers or major shareholders during 1995. In connection with their investment operations, CIGNA Corporation and its subsidiaries acquire, dispose of, or continue to hold debt or rely on the credit of other corporations or their subsidiaries -- including corporations (or their subsidiaries) of which CIGNA Directors were executive officers or major shareholders during 1995. In addition, various CIGNA Directors and Executive Officers have purchased insurance products or interests in investment vehicles marketed by CIGNA companies in the ordinary course of business.

     During 1995, CIGNA Corporation contributed $55,000 to the bipartisan Committee for a Responsible Federal Budget, in an effort to support increased national awareness of the importance of the decisions associated with federal budget issues.

     During 1995, various CIGNA companies engaged in transactions with beneficial owners of more than five percent of the Corporation's outstanding Common Stock (please see page 4 for information about these entities). On various occasions and in various amounts, Bernstein purchased short-term negotiable unsecured promissory notes ("commercial paper") issued by the Corporation; approximately $30,000,000 of such notes remained outstanding as of December 31, 1995. As of December 31, 1995, CIGNA held approximately $50,000,000 of private, fixed-income securities issued by Fidelity.

     Also during 1995, Fidelity paid CIGNA approximately $3,000,000 for various insurance coverages and related products. In addition, CIGNA received fees and other income in connection with client-directed investments by CIGNA client accounts in Fidelity mutual funds and in connection with investments by Fidelity or Fidelity clients in CIGNA investment contracts. Also, Fidelity received fees or other income in connection with investments by CIGNA and CIGNA client accounts in Fidelity funds.

                      ITEM 2.  RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     The Board, on the recommendation of its Audit Committee, has appointed Price Waterhouse LLP as independent accountants for 1996. Although ratification by the Shareholders is not required, the Board requests that Shareholders ratify this appointment. If ratification is not obtained, the Board will reconsider the appointment.

     Price Waterhouse LLP has served as independent accountants for CIGNA and its subsidiaries since 1983, and for CGC and its subsidiaries since 1967.

     The Corporation has been advised that representatives of Price Waterhouse LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                             ITEM 3.  OTHER MATTERS

     The Board of Directors knows of no matters to be brought before the Annual Meeting other than the election of Directors and ratification of the appointment of independent accountants for 1996. If other matters are properly presented to Shareholders for a vote at the meeting, it is intended that the persons named as proxies on the proxy card will have discretionary authority, to the extent permitted by law, to vote on such matters in accordance with their best judgment.

                                 VOTE REQUIRED

     The Corporation's By-laws provide that the holders of two-fifths of the issued and outstanding stock of the Corporation entitled to vote at the Annual Meeting present in person or represented by proxy will constitute a quorum and that the vote of such Shareholders who hold a majority of the voting power at the Annual Meeting will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Corporation's Restated Certificate of Incorporation or By-laws. "Broker non-votes" (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority thereto) will be counted for the purpose of attaining a quorum.

     The Nominees for election as Directors at the Annual Meeting who receive the greatest number of votes cast will be elected as Directors. The appointment of independent accountants will be ratified by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

     Where the quorum requirements set forth above are met, "broker non-votes" will have no effect on the outcome of the election of Directors or the ratification of the appointment of independent accountants; abstentions will have no effect on the outcome of such election but will have the same effect as a negative vote with respect to the ratification of the appointment of independent accountants.

                             EXECUTIVE COMPENSATION

     The following information is furnished for the Corporation's Chief Executive Officer ("CEO") and each of the four most highly compensated Executive Officers other than the CEO at the end of 1995 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                        ----------------------------------------
                                                                                  AWARDS
                                                                        --------------------------      PAYOUTS
                                                                                           (G)         ---------
                (A)                       ANNUAL COMPENSATION(1)            (F)         SECURITIES                      (I)
               NAME                  ------------------------------     RESTRICTED      UNDERLYING        (H)        ALL OTHER
                AND                             (C)          (D)           STOCK         OPTIONS/        LTIP         COMPEN-
             PRINCIPAL               (B)      SALARY        BONUS        AWARD(S)          SARS         PAYOUTS       SATION
             POSITION                YEAR       ($)          ($)           ($)(2)           (#)           ($)(3)       ($)(4)
-----------------------------------  ----     -------     ---------     -----------     ----------     ---------     ---------
Wilson H. Taylor...................  1995     871,500     1,575,000              0         52,000              0       71,100
  Chairman and                       1994     822,900       900,000        222,337        120,000      1,225,550       50,700
  Chief Executive Officer            1993     790,000             0      1,271,581         18,000              0       45,900
James G. Stewart...................  1995     501,900       800,000              0         30,000              0       40,600
  Executive Vice President           1994     471,900       525,000        117,906         70,000        540,400       21,800
  and Chief Financial Officer        1993     450,000             0        570,625          6,950              0       27,000
Gerald A. Isom.....................  1995     518,300       575,000              0         43,695              0       36,500
  President, CIGNA                   1994     493,300       500,000         84,219         65,000        540,400       26,000
  Property & Casualty                1993     387,300       175,000        654,372         20,000              0       50,000
Donald M. Levinson.................  1995     370,600       525,000              0         18,000              0       30,900
  Executive Vice President,          1994     336,900       310,000         67,375         44,400        321,345       19,300
  Human Resources and Services       1993     315,000        75,000        339,837          4,175              0       25,600
H. Edward Hanway...................  1995     339,800       550,000              0         18,000              0       27,100
  President, CIGNA                   1994     274,200       325,000        134,750         45,000        180,455       15,200
  International                      1993     245,000        50,000        196,024          2,775              0       14,300

---------------
(1) Pursuant to SEC rules, column (e) has been omitted because there was no "Other Annual Compensation" to report.

(2) Reported for 1993 are the following numbers of shares of restricted stock which were granted in 1994 pursuant to the Strategic Performance Unit Program for the 1991-93 period, and which vested on March 14, 1995: Mr. Taylor, 17,595 shares; each of Messrs. Stewart and Isom, 7,759 shares; Mr. Levinson, 4,614 shares; and Mr. Hanway, 2,591 shares. All other restricted stock awards shown vest five years after the grant date. The Named Executive Officers held the following aggregate shares of restricted stock, with the following values, at December 31, 1995: Mr. Taylor, 15,555 shares valued at $1,606,054; Mr. Stewart, 8,055 shares valued at $831,679; Mr. Isom, 4,030 shares valued at $416,098; Mr. Levinson, 5,000 shares valued at $516,250; and Mr. Hanway, 4,980 shares valued at $514,185. Dividends are paid on shares of restricted stock.

(3) Long-term compensation for the three-year period ending December 31, 1994 was paid in shares of common stock in April, 1995. See discussion of Long-Term Incentive Plan ("LTIP") Awards Table on page 13.

(4) Includes the value of benefits under CIGNA's Financial Services Program (covering financial planning, tax preparation and legal services related to financial and estate planning) and CIGNA's contributions under its savings plans, which, for 1995, were as follows: Mr. Taylor, $17,900 and $53,200; Mr. Stewart, $9,800 and $30,800; Mr. Isom, $6,000 and $30,500; Mr. Levinson,
    $10,500 and $20,400; and Mr. Hanway, $7,200 and $19,900, respectively.

                              OPTION GRANTS TABLE

     The following table provides additional information about the stock options shown in column (g) of the Summary Compensation Table on page 11, which were granted in 1995 to the Named Executive Officers.

                       OPTION GRANTS IN FISCAL YEAR 1995(1)

                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------
                                       (B)             (C)                                        GRANT DATE VALUE
                                    NUMBER OF       % OF TOTAL        (D)                      ----------------------
                                    SECURITIES       OPTIONS       EXERCISE
                                    UNDERLYING      GRANTED TO      OR BASE        (E)                  (F)
               (A)                   OPTIONS        EMPLOYEES        PRICE      EXPIRATION           GRANT DATE
              NAME                 GRANTED(#)(2)     IN 1995        ($/SH)         DATE          PRESENT VALUE($)(4)
---------------------------------  -------------    ----------     ---------    ----------     ----------------------
Wilson H. Taylor.................      52,000          9.69%        75.0625       2/22/05       2/22/95  --   731,640
James G. Stewart.................      30,000          5.59%        75.0625       2/22/05       2/22/95  --   422,100
Gerald A. Isom...................      30,000          5.59%        75.0625       2/22/05       2/22/95  --   422,100
                                       11,662(3)       2.17%       102.25         2/24/03      11/20/95  --   199,304
                                        1,647(3)       0.31%       102.25         2/23/04      11/20/95  --    28,872
                                          386(3)       0.07%       102.25         7/27/04      11/20/95  --     6,794
Donald M. Levinson...............      18,000          3.35%        75.0625       2/22/05       2/22/95  --   253,260
H. Edward Hanway.................      18,000          3.35%        75.0625       2/22/05       2/22/95  --   253,260

---------------

(1) Stock appreciation rights ("SARs") were not granted in 1995.

(2) Half of the option amounts granted on February 22, 1995 became exercisable on February 22, 1996, and the remainder become exercisable on February 22, 1997. All options shown have a replacement feature (see Note 3).

(3) Replacement options. Tender of CIGNA Common Stock in payment of the exercise price of certain options results in automatic grant of a replacement option that covers shares equal in number to the tendered shares, can be exercised beginning six months after grant and expires on the expiration date of the original option exercised. Because replacement options are granted with an exercise price equal to the fair market value of the underlying shares on the grant date, their exercise price is higher than the exercise price of the original grant.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. Calculation of grant date present values assumes exercise at the end of the option term, as well as the following factors concerning the price volatility of CIGNA Common Stock, annualized risk-free interest rates, and dividend yields: .2240, 7.40% and 5.62%, respectively, for options expiring 2/22/05; .2203, 5.70% and 5.23%, respectively, for options expiring 2/24/03; and .2203, 5.80% and 5.23%, respectively, for options expiring 2/23/04 and 7/27/04. The calculation also reflects a 3% discount per year for risk of forfeiture over the option vesting schedules. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The Corporation believes that no model accurately predicts the future price of CIGNA's stock or places an accurate present value on stock options.

                            OPTION/SAR EXERCISES AND
                          FISCAL YEAR-END VALUE TABLE

     The following table provides information about options and SARs exercised by the Named Executive Officers during 1995, and about unexercised stock options and SARs held by the Named Executive Officers at the end of 1995.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1995 AND
                     1995 FISCAL YEAR-END OPTION/SAR VALUES

                                                                          (D)                           (E)
              (A)                    (B)            (C)          NUMBER OF SECURITIES
                                  NUMBER OF                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                  SECURITIES                     OPTIONS/SARS AT 1995         THE-MONEY OPTIONS/SARS
                                  UNDERLYING                          YEAR-END(#)               AT 1995 YEAR-END($)
                                 OPTIONS/SARS      VALUE      ---------------------------   ---------------------------
             NAME                EXERCISED(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------  ------------   -----------   -----------   -------------   -----------   -------------
Wilson H. Taylor...............      3,500        145,688       103,000        112,000       3,926,813      3,371,375
James G. Stewart...............      2,700        112,388        54,470         65,000       2,029,651      1,953,125
Gerald A. Isom.................     23,047        956,063        29,453         76,195         911,202      1,877,133
Donald M. Levinson.............      1,600         47,300        33,895         40,200       1,251,579      1,205,050
H. Edward Hanway...............      5,250        269,234        25,975         40,500         850,059      1,215,813

                 LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

     The following table provides information about long-term incentive awards granted in 1995 to the Named Executive Officers.

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1995

                                                                          ESTIMATED FUTURE PAYOUTS
                                                                      UNDER NON-STOCK PRICE BASED PLANS
                                                                     -----------------------------------
                (A)                      (B)            (C)             (D)          (E)          (F)
                                      NUMBER OF     PERIOD UNTIL     THRESHOLD     TARGET       MAXIMUM
                NAME                    UNITS        MATURATION        ($)(1)        ($)          ($)
------------------------------------  ---------     ------------     ---------     -------     ---------
Wilson H. Taylor....................    9,665            3 years             *     724,875     1,933,000
James G. Stewart....................    5,670            3 years             *     425,250     1,134,000
Gerald A. Isom......................    5,670            3 years             *     425,250     1,134,000
Donald M. Levinson..................    3,335            3 years             *     250,125       667,000
H. Edward Hanway....................    3,335            3 years             *     250,125       667,000

---------------

(1) See discussion below.

     CIGNA's Strategic Performance Plan, and as of 1995 its successor, the Long-Term Incentive Plan (together, the "Strategic Performance Unit Program" or "SPU Program"), provide long-term incentives to Executive Officers and other key employees. The SPU Program is designed to reward those employees for achievement by CIGNA of long-term financial and strategic performance objectives in comparison to a group of competitors that have a similar product mix. Performance is evaluated over a three-year period.

     The earned value of each unit for the three-year period depends on CIGNA's relative financial performance. The People Resources Committee (the "Committee") values the units by comparing CIGNA's annual return on equity to the average annual return on equity of peer companies, using a formula which permits negative adjustments to the annual accrued value. The earned value is based on points that are accumulated for each of the three performance years, with zero points earned if CIGNA's return for each year is five percentage points below the competitors and a maximum number of points earned if five percentage points above the competitors. The earned value will range from zero to $200 per unit, with a target value of $75 per unit. At the end of the three-year performance period, the Committee may adjust downward the earned value of each unit by up to $25 ( 1/3 of its target value) for any three-year performance period, based on an assessment of the factors that affected strategic and financial performance during the period.

     For 1995 grants, the Committee will value the units in 1998 based on performance during 1995 through 1997. The value of units for the 1993 to 1995 performance period has not yet been determined, and therefore is not included in the Summary Compensation Table for 1995.

     If an employee is terminated within two years following a change of control of CIGNA (other than on account of conviction of a felony involving fraud or dishonesty directed against CIGNA), or if an employee resigns during that period as a result of certain adverse changes in employment conditions stemming from the change of control, payouts for the employee's outstanding units must be made within 30 days at a value equal to the greatest of (i) the target value established for those units at the time they were issued; (ii) the value for a unit paid in the preceding twelve month period; or (iii) the average of the unit values for the last two unit payments.

                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
                 --------------------------------------------------------------------
REMUNERATION        15            20             25             30             35
------------     --------     ----------     ----------     ----------     ----------
 $  200,000      $ 60,000     $   80,000     $  100,000     $  120,000     $  140,000
    400,000       120,000        160,000        200,000        240,000        280,000
    600,000       180,000        240,000        300,000        360,000        420,000
    800,000       240,000        320,000        400,000        480,000        560,000
  1,000,000       300,000        400,000        500,000        600,000        700,000
  1,200,000       360,000        480,000        600,000        720,000        840,000
  1,400,000       420,000        560,000        700,000        840,000        980,000
  1,600,000       480,000        640,000        800,000        960,000      1,120,000
  1,800,000       540,000        720,000        900,000      1,080,000      1,260,000
  2,000,000       600,000        800,000      1,000,000      1,200,000      1,400,000

     The table shows annual retirement benefits (before application of the Social Security offset of 50% of annual primary Social Security benefit) under a straight life annuity, computed assuming retirement at age 65 after specified years of service and earnings. Mr. Isom's benefits would approximate 84% of the amounts shown in the table.

     Except as otherwise noted, annual retirement benefits for the Named Executive Officers are based upon the Executive's earnings (generally, average annual earnings over the final 36 months of service), an annual accrual rate of 2%, length of credited service (up to a maximum of 30 years), and age at retirement. For Mr. Isom and other employees hired on or after January 1, 1989, the calculation is based on average annual earnings over the final 60 months of service, an annual accrual rate of 1.67% and maximum credited service up to 35 years.

     Covered earnings include salary and bonuses, as set forth in columns (c) and (d) of the Summary Compensation Table on page 11, but not long-term incentive plan payouts or any other incentive awards.

     As of January 1, 1996, credited years of service were as follows: Mr. Taylor, 30 years; Mr. Stewart, 30 years; Mr. Isom, 3 years; Mr. Levinson, 18 years; and Mr. Hanway, 18 years. Because of Mr. Isom's proximity to retirement age when he was hired, CIGNA will supplement his pension benefits. For each year of service at CIGNA, Mr. Isom receives additional credit toward the supplement; CIGNA estimates that, if he retires from CIGNA at age 65, the annual supplement will approximate $100,000.

     Subject to their continued employment and compliance with contractual obligations (including non-competition and confidentiality), Messrs. Taylor, Stewart and Levinson will be credited with additional years of service (total years of service cannot exceed 35). Additional credited service will vest in the event of death, disability or certain voluntary terminations within two years following a change of control of the Corporation, or otherwise upon termination if the Corporation approves such vesting. Upon any termination initiated by CIGNA, the maximum additional service provided in the contract will be credited, unless such termination arises from a conviction of a felony involving fraud or dishonesty directed against CIGNA. If any of the above officers dies while still in the Corporation's employ after reaching age 55, his surviving spouse's benefit will be the same as the benefit that would have been payable to the spouse had the executive first retired and then died immediately.

     If a change of control of CIGNA occurs, the pension plan cannot be terminated, or benefit accruals reduced, for a three-year period. If the pension plan is terminated in the fourth or fifth year following a change of control, additional benefits will be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, employees terminated, other than for cause, within three years following a change of control will receive up to three years of additional service credit and a floor amount of final average earnings based on their level of earnings when a change of control occurred.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     CIGNA employees are entitled to severance benefits under certain circumstances (which exclude termination for cause and, except as noted below, resignation). Severance benefits include continuation of salary at termination for a period (determined by completed years of service) of two to 52 weeks or, in the case of termination within two years after a change of control of CIGNA, 13 to 104 weeks. A lump sum payment may be elected in lieu of periodic payments. Employees terminated on account of job elimination or within two years after a change of control of CIGNA also receive a supplemental payment equal to the average of their last two incentive bonuses (prorated to reflect actual months worked in the year of termination) if they are terminated between May 1 and December 31, as well as a payment equal to the value of restricted CIGNA stock forfeited upon termination.

     Senior level employees, including the Named Executive Officers, terminated other than for cause within two years after a change of control will receive payments equal to 104 weeks of salary at termination (regardless of years of service). Payments are subject to adjustment for certain tax contingencies. A senior level employee will also receive a supplemental payment equal to the higher of the bonus actually received for the preceding calendar year or the amount of the annual incentive bonus guideline applicable to the employee under the Corporation's incentive bonus plan (if the employee is terminated between May 1 and December 31), as well as the payment for restricted stock described above.

     For a senior level employee, termination within two years after a change of control includes a resignation following a reduction in authority, duties, responsibilities or title, or following relocation to an office more than 35 miles from the location of the employee's office on the date of change of control. A termination of employment following a change of control is "for cause" under CIGNA's severance arrangements for senior level employees if termination results from conviction of a felony involving fraud or dishonesty directed against CIGNA.

     Certain employees of CIGNA's domestic property and casualty insurance business, including Mr. Isom, have been given the opportunity to earn additional incentive compensation. If certain conditions are met, Mr. Isom will be paid a minimum of $1.2 million over a two-year period (the maximum payable will be tied to CIGNA's stock price).

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 19 shall not be incorporated by reference into any such filings.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The People Resources Committee (the "Committee") of the Board of Directors reviews and approves, subject to Board ratification, executive compensation plans and targets and payouts thereunder, as well as any employee compensation plans which involve the issuance of securities of the Corporation. It sets the compensation of the CEO, subject to Board ratification, and approves compensation of other senior executives, including those named in the Summary Compensation Table, and makes stock-related awards. The Committee is composed entirely of outside directors.

                                    SUMMARY

     The primary objective of CIGNA's executive compensation program is to pay for performance that increases shareholder value. The program has three key elements: (1) base salary; (2) annual bonus; and (3) long-term incentives. Long-term incentives for the Named Executive Officers are in the form of stock options and stock awarded pursuant to a performance plan. Annual bonus and long-term incentives are variable compensation elements that are at risk because they are tied to corporate business results. The annual bonus recognizes short-term business results and individual performance, while long-term incentives recognize sustained corporate-wide results.

                              PROGRAM DESCRIPTION

     The program provides opportunity targets for total pay (as well as for base salary and for short- and long-term incentive elements) that correspond to the median pay levels of comparable positions in similarly sized companies. A significant number of companies are used in this comparison, including all of the companies in the S&P Multi-line Insurance Index. The Committee reviews data on these companies' compensation programs in determining the appropriate levels of compensation for each of the most senior executives.

     Once total pay opportunity targets are set, the Committee determines the appropriate pay elements to use in motivating the executives to achieve the Corporation's performance and strategic objectives. The program is continually monitored relative to CIGNA's own strategic goals as well as industry practices and trends, and it is modified when considered appropriate to better support shareholder interests. A new feature was added to the stock option program, wherein certain gains realized as a result of exercising an option may be subject to forfeiture if an executive becomes employed by a competitor and engages in activities deemed to be detrimental to the company. As in the past, it is expected that CIGNA executives will demonstrate their confidence in the company's future by retaining substantial ownership of company shares. Executive share ownership levels are reviewed annually by the PRC.

     Section 162(m) of the Internal Revenue Code limits CIGNA's tax deduction to $1 million for compensation paid to the Named Executive Officers, unless certain requirements are met. All compensation paid to the Named Executive Officers in 1995 was in compliance with Section 162(m) and will be fully deductible. Compensation for 1996 is also expected to be fully deductible.

  Base Salary

     Base salary is intended to provide a fixed level of compensation reflecting the scope and nature of basic job responsibilities. The Committee grants salary increases, if appropriate, after a review of individual performance and an assessment of the relative competitiveness of the current salary.

  Annual Bonus

     Annual bonus awards recognize an executive's contribution to each year's annual business results as measured against competitors and against CIGNA's operational plans. Corporate-wide, business unit and individual performance are assessed in relation to the following major factors, listed in order of importance: earnings; revenue growth and customer service; and cost management.

     Performance, as measured by these factors, which meets operational plans and equals the results of the competition, provides for bonus payments that are equal to the target. Better or worse performance results in payments that are higher or lower than target. An individual's bonus, reflecting personal contribution to business results, can range from 0 to 200% of the bonus target for the individual's job.

  Long-Term Incentives

     In 1995, the Strategic Performance Unit Program provided incentive opportunity based on CIGNA's long-term financial and strategic performance relative to a group of seven peer companies. The companies in the program's peer group reflect a composite product mix that represents CIGNA's key businesses and rewards executives in all of CIGNA's operating and corporate staff divisions for overall consolidated corporate performance. The proxy performance graph compares CIGNA's total return performance to a broad industry group (a composite of the Standard and Poor's Multi-Line Insurance, Property and Casualty insurance and Life Insurance indexes). Most of the companies included in the program's peer group are also represented in the Standard and Poor's indexes.

     Grants of Strategic Performance Units are made annually, and the target value of the grants varies by position responsibility levels. The Committee values the units by comparing CIGNA's annual return on equity to the average annual return on equity of the peer companies, using a formula which permits a negative adjustment to the annual accrued value. At the end of the three-year performance period, the Committee may further adjust the earned value of each unit downward by up to $25 ( 1/3 of its target value) for any three-year performance period, based on an assessment of the factors that affected strategic and financial performance during the period. The earned value will range from zero to $200 per unit, with a target value of $75 per unit.

     The other long-term compensation component is stock options. As noted above, total long-term incentive pay opportunity targets correspond to the median levels of such compensation for comparable positions in similarly sized companies. The portion of such targets granted to the Named Executive Officers in 1995 as stock options was determined by the Committee to focus management on long-term results, to retain key executives, to continue to bring the executives' option holdings in line with those of executives in similar positions at competitor companies and to enhance the link with shareholder interests. Stock options provide the right to purchase, at fair market value on grant date, a fixed number of shares of CIGNA Common Stock during the term of the option (up to ten years from the date of grant). Options are subject to vesting periods of up to two years.

PERFORMANCE EVALUATION

     For the Chief Executive Officer (CEO), approximately 25% of the total compensation opportunity target is base salary and approximately 75% is variable compensation that is at risk and tied to competitive corporate business results. Twenty-five percent of the CEO's total compensation opportunity is based on annual business performance and 50% is tied to long-term, sustained corporate-wide results. The CEO's current base salary approximates the median salary of CEOs of comparably-sized companies. The CEO's total paid compensation is also consistent with the median compensation for CEOs in comparable companies. Factors reviewed in the Committee's assessment of the Corporation's and the CEO's performance include profitability of each business, profit improvement, growth in revenue from profitable products/services, customer service, expense management, as well as specific measures that may vary by business activity, e.g., combined ratio for property and casualty businesses, profit margin and managed care membership growth in healthcare, and asset growth in the pension business. The Committee reviews all these factors, considering the relative impact of each in determining the corporate-wide earnings results. The Committee decided to grant an above-target bonus to the CEO primarily based on CIGNA's outstanding stock performance and superior underlying earnings performance in 1995 (i.e., fundamental earnings performance excluding the impact of third quarter charges for cost reduction initiatives and PC reserve actions). Underlying earnings in 1995 exceeded 1994 results and the 1995 operational plan by a wide margin. CIGNA's 1995 underlying return on equity exceeded competitors' results, based on all available information. The Committee thoroughly considered the substantial charges for the property casualty restructuring balanced by its significant positive effect on current valuations and position for improved future results. Also taken into account were other factors, including cost management and improvement year over year in most of the company's businesses.

     For the long-term Strategic Performance Unit Program award, the Committee approved a $193 unit value (as shown in Summary Compensation Table for 1994), distributed to the CEO in the form of CIGNA shares, reflecting performance against competitors over the 1992-94 performance period. The value approved by the Committee reflects CIGNA's strong performance over the three-year performance period compared to the peer group. Value earned for the 1993-95 performance period will be determined by the Committee in late April based on competitive performance.

     The CEO's overall compensation package acknowledges a significant increase in CIGNA's share value in 1995 (see Performance Graph on page 19), the restructuring of the property and casualty business, achievement of continued improvements in property and casualty operating performance, continuing strong performance in the other businesses, and cost reduction actions that are expected to have a positive impact on future earnings.

     For the CEO, the 1995 award of stock options is also shown in the Summary Compensation Table. The option award was at target and was intended to link the CEO's future compensation opportunity to the creation of additional shareholder value.

People Resources Committee:
       Alfred C. DeCrane, Jr., Chairman
       Robert P. Bauman
       Paul F. Oreffice
       Louis W. Sullivan, M.D.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative total return (change in the year end stock price plus reinvested dividends) to CIGNA's Shareholders for the preceding five fiscal years (measured from December 31, 1990 to December 29, 1995) against (i) the Standard & Poor's (S&P) Composite-500 Stock Index, and (ii) an average of the S&P Multi-line, Property & Casualty and Life Insurance indexes.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG CIGNA, S&P 500 INDEX AND S&P INSURANCE INDEXES**

      MEASUREMENT PERIOD                                         S&P INS. IN-
    (FISCAL YEAR COVERED)            CIGNA          S&P 500         DEXES**
         12/31/90                     100             100             100
         12/31/91                     159             130             134
         12/31/92                     161             140             164
         12/31/93                     181             155             170
         12/30/94                     192             157             164
         12/29/95                     323             215             234

 * Assumes that the value of the investment in CIGNA Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.

** Equally weighted average of S&P Multi-line, P&C, and Life Insurance indexes.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     A Form 4 was not filed to report that, coincident with his divorce, Mr. Oreffice no longer was deemed to have a pecuniary interest in 500 shares of Common Stock which he had previously been required to report as owning indirectly by virtue of his position as trustee of a trust established solely for the benefit of his spouse. A Form 5 reporting the matter was timely filed.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of soliciting proxies from its Shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Corporation will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the Directors, officers and employees of the Corporation or its subsidiaries. The Corporation has engaged Georgeson & Company, Inc. to assist in soliciting proxies for a fee of approximately $20,000 plus reasonable out-of-pocket expenses.

                              1997 ANNUAL MEETING

     The 1997 Annual Meeting of Shareholders will be held on Wednesday, April 23, 1997, at a location to be designated by the Board. The Board is empowered by the By-laws of the Corporation to change this date if it deems that advisable.

     Proposals of Shareholders must be received by the Corporation no later than November 19, 1996 to be eligible for inclusion under the rules of the Securities and Exchange Commission in the Corporation's proxy materials for the 1997 Annual Meeting of Shareholders and must otherwise comply with such rules.

     Under the Corporation's By-laws, proposals of Shareholders not included in the proxy materials may be presented at the 1997 Annual Meeting of Shareholders only if the Corporate Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days before the 1997 Annual Meeting and the proposal is a proper one for Shareholder action.

     The Corporation's By-laws also require that notice of nominations of persons for election to the Board, other than those made by or at the direction of the Board, must be received by the Corporate Secretary at least sixty days but not more than ninety days before the 1997 Annual Meeting. The notice must present certain information concerning the nominees and the Shareholder making the nominations, as set forth in the By-laws. The Corporate Secretary must also receive such nominee's written consent to serve if elected.

                                          CAROL J. WARD, Corporate Secretary

DIRECTIONS BY CAR:

From the West:
Take the Pennsylvania Turnpike (Interstate 276) to Valley Forge exit #24.
Follow Interstate 76 East (Schuylkill Expressway) to Interstate 476 North (Plymouth Meeting). Follow 476 North for 2.7 miles to exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From the North:
Take the New Jersey Turnpike to the Pennsylvania Turnpike. Follow 276 West, exit at #25 Norristown. Bear right when exiting the toll booth. Proceed down ramp to Germantown Pike (East). Follow Germantown Pike 3 traffic lights (1.8 miles). At third traffic light turn right onto Joshua Rd. At first traffic light turn left onto Ridge Pike. Follow Ridge Pike for 1.5 miles and turn right onto Manor Rd. Proceed 200 yards and turn right into Eagle Lodge.

From the South:
Take Interstate 95 North to 476 North (Plymouth Meeting). Follow 476 North for 18 miles to exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From Philadelphia International Airport:
Take Interstate 95 South to 476 North (Plymouth Meeting). Follow 476 North for 18 miles to exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From Center City Philadelphia:
Follow Interstate 76 West (Schuylkill Expressway) to Interstate 476 North (Plymouth Meeting). Follow 476 North for 2.7 miles exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.



                                    [MAP]

                                     CIGNA CORPORATION

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby constitutes and appoints Robert P. Bauman, Robert
       H. Campbell, Charles R. Shoemate and Louis W. Sullivan, M.D. or any of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and to vote all shares of the Corporation held by the undersigned at the Annual Meeting of Shareholders, to be held at The Conference Center at Eagle Lodge, Ridge
P Pike & Manor Road, Lafayette Hill, Pennsylvania on April 24, 1996, at 10:00 a.m. or at any adjournment thereof, on the matters set forth below:
R
       1.  ELECTION OF DIRECTORS, Nominees for term expiring:
O
           April 1999: James F. English, Jr., Bernard M. Fox, Marilyn W. Lewis
X          and Carol Cox Wait.

Y      2.  RATIFICATION OF THE APPOINTMENT of Price Waterhouse LLP as
           Independent Accountants.

       In their discretion, upon such other matters as may properly come before the meeting.

       YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES [SEE REVERSE SIDE], BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

       THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

                                                                           1671
/X/  Please mark your
     votes as in this
     example.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


--------------------------------------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND  2.
--------------------------------------------------------------------------------
1.  Election of        FOR          WITHHELD
    Directors.         / /            / /
    (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

2.  Ratification of    FOR          AGAINST     ABSTAIN
    Appointment of     / /            / /         / /
    Accountants.

--------------------------------------------------------------------------------
Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the 1996 Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.
                                / /
--------------------------------------------------------------------------------


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


_______________________________________________________________________________
SIGNATURE                                                              DATE

_______________________________________________________________________________
SIGNATURE                                                              DATE